Exhibit 10.1

SETTLEMENT AGREEMENT

between

Adtran Networks SE Marzenquelle 1-3

98617 Meiningen OT Drei6igacker Germany

(hereinafter the "Company")

represented by its supervisory board,

which again is represented by its chainnan, Dr. Eduard Scheiterer

and

Mr. Ulrich Dopfer

(hereinafter ,,Mr. Dopfer")

(the Company and Mr. Dopfer together hereinafter also the "Parties")

Preamble

Mr. Dopfer has been a member of the management board and CFO of the Company since January 2015. Mr. Dopfer rendered his services based on the officer's employment agreement (Dienstvertrag fur Vorstandsmitglieder) concluded with the Company (under its former name ADVA Optical Networking SE) and dated 28 January 2015 (hereinafter the "Service Contract") which has been extended in accordance with the renewals of Mr. Dopfer's term of office as board member ever since. Both, the current term of office and the Service Contract, will expire as of 31 December 2025 ("Term End Date").

The Parties have mutually agreed not to renew the term of office of Mr. Dopfer and part ways following the end of the current term of office.

This said, the Parties have agreed on the following in this settlement agreement ("Agreement"):

1.
RESIGNATION FROM OFFICE AS CFO AND BORD MEMBER/ RELEASE FROM SERVICE

1.1
Mr. Dopfer shall resign from his office as CFO and member of the Company's management board with immediate effect. Mr. Dopfer undertakes to perform all acts required for the execution of the resignation and to submit declarations to the bodies responsible for this purpose, in particular the resignation declaration as attached to this Agreement (Annex 1). The supervisory board will accept the declaration of resignation from Mr. Dopfer.
1.2
. Mr. Dopfer undertakes, in particular until his appointment as member of the Company's management board is deleted from the commercial register, not to act as board member of the Company and not to perform any acts for or on behalf of the Company.

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1.3
Mr. Dopfer further resigns from all positions he holds at any legal entity affiliated with the Company pursuant to sec. 15 Stock Corporation Act [Aktiengesetz - AldG] ("Affiliated Company·) with immediate effect and will no longer perform these positions or take any action. Mr. Dopfer undertakes to perform all acts required for the execution of the resignation and to submit declarations to the bodies responsible for this purpose.
1.4
Mr. Dopfer is released from his duties under the Service Contract with immediate effect and until the Term End Date ("Release Period"). The release from service is of irrevocable nature. Mr. Dopfer will be available to the Company's management board to answer questions on business matters of the Company and for handover work and other management support during the release period, as required by the Company. No separate remuneration is owed for any such activities and support. During the Release Period, sec. 615 sentence 2 Civil Code [Bargerliches Gesetzbuch - 8GB] applies.
2.
SETTLEMENT OF ACCOUNTS

2.1
The Parties are in agreement that the Service Contract ends automatically as of the Term End Date, without any notice of termination being required.
2.2
Until the Term End Date, Mr. Dopfer shall continue to receive his base remuneration (Festgehalt) owed to him under the Service Contract, currently amounting to approx. USO 34,166.67 gross per month.
2.3
Until the Term End Date, the Company will continue to deduct and pay the contributions to the 401k plan, any health insurance and other social security scheme in place for Mr. Dopfer (including any benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA)) for continuing until the Term End Date and subject to the existing conditions.
2.4
Mr. Dopfer has been granted restricted stock units of Adtran Holdings, Inc. ("RSUs") under the 2020 Employee Stock Incentive Plan or, respectively, the Adtran Holdings, Inc. 2024

Employee Stock Incentive Plan (together with the related grant agreements, ·RSU

Plans"). Until the Term End Date, no further RSUs will be granted to Mr. Dopfer. Any RSUs already granted that have already vested, as well as any RSUs that will vest before the Term End Date as if Mr. Dopfer would not have resigned, including the 2,233 RSUs with a May 24, 2025 vesting date, shall continue to be held by Mr. Dopfer and can be settled for common stock of Adtran Holdings, Inc. upon vesting, subject to all existing requirements of the RSU Plans. Any RSUs that have not vested by the Term End Date will forfeit without any compensation being owed to Mr. Dopfer. This forfeiture also applies vis-a-vis and to the benefit of Adtran Holdings, Inc.

2.5
Mr. Dopfer has been granted performance stock units of Adtran Holdings, Inc. ("PSUs") under the 2020 Employee Stock Incentive Plan or, respectively, the Adtran Holdings, Inc. 2024 Employee Stock Incentive Plan (together with the related grant agreements, "PSU Plans;. Until the Term End Date, no further PSUs will be granted to Mr. Dopfer. Any PSUs already granted that have already vested, as well any PSUs already granted that will vest until the Term End Date as if Mr. Dopfer would not have resigned, shall continue to be held by Mr. Dopfer and can be settled for common stock of Adtran Holdings, Inc. upon vesting, subject to all existing requirements of the PSU Plans. Any PSUs that have not vested by the Term End Date will forfeit without any compensation being owed to Mr. Dopfer. This forfeiture also applies vis-a-vis and to the benefit of Adtran Holdings, Inc.
2.6
Mr. Dopfer holds certain stock options (NO) exercisable for common stock of Adtran

Holdings, Inc. ("Options”) that were granted under the 2011 ADVA Optical Networking

SE Stock Option Right Program for the Management Board, Plan XIVa (the "2011 Adva

Program"), assumed by Adtran Holdings, Inc. in 2022, and governed by the terms of the

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ADTRAN, Inc. 2015 Employee Stock Incentive Plan and the 2011 ADVA Option Right Program and related option rights agreements (collectively, “Option Plan"). Until the Term End Date, no further Options will be granted to Mr. Dopfer. Any Options already granted that have already vested, as well any Options already granted that will vest by the Term End Date as if Mr. Dopfer would not have resigned, shall continue to be held by Mr. Dopfer and, upon vesting, can be exercised by Mr. Dopfer, subject to all existing requirements of the Option Plan. Any Options that have not vested until the Term End Date will forfeit without any compensation being owed to Mr. Dopfer. This forfeiture also applies vis-a-vis and to the benefit of Adtran Holdings, Inc.

2.7
No other remuneration or compensation of any kind is owed to Mr. Dopfer by the Company or an Affiliated Company. In particular, but not exclusively, no target bonus for the year of 2025 under the Adtran Variable Incentive Cash Compensation (VICC) Program and no RSUs vesting under the 3-Year-Strategic Plan is owed to Mr. Dopfer.
3.
CLAWBACK SCENARIO

3.1
For the year 2024, Mr. Dopfer received a target bonus payment under the Adtran Variable Incentive Cash Compensation (VICC) Program and the approving resolution and the system for remunerating members of the management board in accordance with sec. 120a para. 2 AktG of 28 June 2024 (Billigungsbesch/uss und das System zur Vergatung der Vorstandsmitglieder gem. § 120a Abs. 2 AktG vom 28. Juni 2024 - "Remuneration System") ("2024 VICC Payment"). Among other criteria, the 2024 VICC Payment was calculated on the basis of the financial statements regarding the final results of the Company for the fiscal year 2024. Due to anomalies identified in the results for the fiscal year 2024, the financial statements on the final results are being restated at the time of conclusion of this Agreement. The Parties expect that, as a consequence of the restatement of the financial statements regarding the final results, a clawback scenario pursuant to sec. 5 of the Remuneration System and the terms of the Adtran Holdings, Inc. Policy for the Recovery of Erroneously Awarded Incentive Based Compensation (the "Recovery Policy; will occur ("Clawback Scenario"), that is estimated (i.e., non-binding and without prejudice) for Mr. Dopfer to amount to USO 23,813.
3.2
In case a Clawback Scenario occurs, Mr. Dopfer hereby agrees that, consistent with the terms of the Recovery Policy, the Company can claw back the 2024 VICC Payment or part of the 2024 VICC Payment erroneously awarded to Mr. Dopfer and recover the overpaid amount from Mr. Dopfer.
3.3
Subject to its equitable discretion and the terms of the Recovery Policy, the Company can determine how the 2024 VICC Payment or part of the 2024 VICC Payment will be recovered from Mr. Dopfer (e.g., direct reimbursement, deduction of future payments). Mr. Dopfer undertakes to perform all acts required for the recovery of the 2024 VICC Payment or part of the 2024 VICC Payment by the Company.
3.4
Should the Company in its equitable discretion decide to recover the 2024 VICC Payment or part of the 2024 VICC Payment by way of a direct reimbursement by Mr. Dopfer, Mr. Dopfer may not invoke the loss of enrichment (Wegfa/1 der Bereicherung). Any right of retention is excluded.
3.5
Any clawback of the 2024 VICC Payment or part of the 2024 VICC Payment from Mr. Dopfer can also take place after the Term End Date.
3.6
Any clawback of the 2024 VICC Payment or part of the 2024 VICC Payment does not exclude any claims for damages of the Company against Mr. Dopfer.

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3.7
For the avoidance of doubt, this clause 3 does not exclude and/or limit the possibility for the Company and/or an Affiliated Company or other company of the Adtran Group for any recovery and/or clawback of any type of fixed and/or variable remuneration of Mr. Dopfer under applicable laws, policies, and/or agreements.
4.
EARLY TERMINATION OPTION

4.1
The Company grants Mr. Dopfer the right to terminate the service relationship prematurely with effect to the end of any calendar month prior to the Term End Date ("Early Termination Date"). Notice of termination must be given in writing at least 14 days prior to the Early Termination Date. In this case, the service relationship will end as of the Early Termination Date and the term "Term End Date" will be replaced by the term "Early Termination Date" in this Agreement.
4.2
In the event of an early termination pursuant to clause 4.1, Mr. Dopfer will receive a gross severance payment in the amount of the sum of the monthly gross base salaries that would have been owed in the period from the Early Termination Date until the Term End Date ("Severance Payment').
4.3
The entitlement to the Severance Payment arises upon receipt of the notice of termination, is inheritable from this date and becomes due in the month following the Early Termination Date.
4.4
In case of an early termination pursuant to clause 4.1, the Early Termination Date will be the relevant date for any period (e.g., vesting period, exercising period or the like) with regard to any vested and unvested RSUs, PSUs, and Options pursuant to clauses 2.3, 2.5, and 2.6, subject to the existing requirements of the RSU Plans, PSU Plans, and Option Plan.
5.
CONTINUED APPLICATION OF CONTRACTUAL COVENANTS

The contractual obligation of confidentiality (clause 7 of the Service Contract), the contractual limitation of side activities (clauses 4.2 and 4.4 to 4.6 of the Service Contract), and the contractual obligation of non-compete (clause 4.3 of the Service Contract) continue to apply until the Term End Date.

6.
VACATION

Any remaining vacation entitlement from previous years and the annual vacation entitlement of Mr. Dopfer for the current calendar year shall be offset against the Release Period. Any vacation entitlement not offset against the Release Period shall not be compensated for in cash.

7.
D&O INSURANCE

The Company shall maintain the D&O insurance cover for Mr. Dopfer or any equivalent insurance cover for a period the longer of at least 24 months or as agreed in the insurance policy following the Term End Date.

8.
RETURN OF ITEMS/ EMAIL-ACCOUNT

8.1
Mr. Dopfer shall, unless he has already done so, return to the Company, in full and undamaged, all items that belong to the Company or an Affiliated Company or were provided to Mr. Dopfer by the Company or an Affiliated Company or by a third party on behalf of the Company or an Affiliated Company within two weeks from the conclusion of this Agreement.

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8.2
Furthermore, even though it is understood that Mr. Dopfer worked in the digital domain, Mr. Dopfer shall, unless he has already done so, return to the Company in full all documents (in particular memoranda, customer lists, drawings, sketches or any documents that address confidential information) that belong to the Company or Affiliated Companies or were provided to Mr. Dopfer by the Company or an Affiliated Company or by a third party on behalf of the Company or an Affiliated Company or that relate to the Company or an Affiliated Company and/or have been created in connection with Mr. Dopfer's service within two weeks from the conclusion of this Agreement. Mr. Dopfer undertakes not to retain any copies or other reproductions of the documents. This provision applies analogously to electronically stored data; such data must be sent to the Company and subsequently deleted, unless they are stored on an item that must be returned pursuant to section 8.1. Mr. Dopfer shall disclose to the Company any passwords, PIN codes and access blocks regarding IT systems that may only be known to Mr. Dopfer and shall no longer use them himself.
8.3
Mr. Dopfer will make an effort to delete all private email correspondence in his email account and consents to an access to such account by the Company for good reason pertaining to normal business activities and by the Company's General Counsel.
8.4
The Company shall allow Mr. Dopfer to review documents and electronically stored data of the Company even after the Term End Date, insofar as this is necessary for the purposes of legal defense. A necessary "legal defense" in this sense shall be at hand if and to the extent that claims are asserted against Mr. Dopfer under civil or criminal law with regard to his activities as a member of the Company's management board, or if Mr. Dopfer can show that such a claim is likely to be asserted. Disclosure of confidential documents and data to third parties is only permitted to the extent necessary for the purpose of legal defense. Upon request by the Company, Mr. Dopfer shall provide information on to whom and to what extent such disclosure has been made.
9.
CONFIDENTIALITY

9.1
Even after the service relationship has ended, Mr. Dopfer remains obliged to maintain strict secrecy in respect of all confidential matters, of the Company and Affiliated Companies which became known to him in connection with his activity and not to disclose or pass them on to third parties. Confidential shall mean all matters which the Company has designated as such in writing or orally or which are obviously recognizable as such even without such designation. There shall be no duty of confidentiality
(a)
for confidential matters that were publicly available at the time of disclosure;
(b)
insofar as the Mr. Dopfer is obliged to disclose the confidential matter on the basis of a law or the decision of a court or administrative authority;
(c)
in the cases of sec. 5 of the Business Secrets Act [Gesetz zum Schutz von Geschiiftsgeheimnissen - GeschGehG}.
9.2
Disclosure of confidential matters with regard to which there is a duty of confidentiality under section 9.1, without the consent of the Company, may result in damages claims by the Company as well as in sanctions under service and criminal law.
10.
COMMUNICATIONS

The Parties shall publish any communications, both to third parties, in particular (but not exclusively) to the press, other members of the public or on the Internet (including social networks, in particular (but not exclusively) Linkedln, Xing), and within the Company or

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Affiliated Companies regarding the termination of Mr. Dopfer's office as board member and the termination of the Service Contract.

11.
FINAL PROVISIONS

11.1
No oral side agreements exist. Amendments or additions to this Agreement, including to this provision, require written form to be valid unless it can be proven that they have been individually agreed between the Parties.
11.2
This Agreement is subject to German law.
11.3
Should any provision of this Agreement be or become invalid in whole or in part, the validity of the remaining provisions of this Agreement will not be affected thereby. If a provision is found to be invalid, the Parties undertake to negotiate a valid and reasonable replacement provision that comes closest to the economic purpose pursued by the invalid provision. The same applies in case of a contractual gap.

Signature pages follow

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Signature page 1 to the Settlement Agreement between Adtran Networks SE and Ulrich Dopfer

Geretsried May, 12, 2025

Place, Date

Adtran Networks SE

Represented by its supervisory board

/s/ Dr. Eduard Scheiterer

for the supervisory board

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Signature page 2 to the Settlement Agreement between Adtran Networks SE and Ulrich Dopfer

Alpharetta, 17.05.2025

Place, Date

Ulrich Dopfer

/s/ Ulrich Dopfer

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Annex 1 - Declaration of Resignation

Ulrich Dopfer

An den Aufsichtsrat der To the supervisory board of

Adtran Networks SE

eingetragen im Handelsregister des Amtsgerichts Jena unter HRB 508155.

registered in the commercial register of the Local Court of Jena under HRB 508155.

Niederlegung meines Amts als CFO und Mitglied des Vorstands der

Resignation from my office as CFO and member of the management board of

Adtran Networks SE

Alpharetta, GA

Sehr geehrte Darnen und Herren, hiermit lege ich main Amt als CFO und als Mitglied des Vorstands der Adtran Networks SE mit sofortiger Wirkung nieder.

lch bitte darum, den Erhalt dieser Amtsniederlegungserklarung durch Gegenzeichnung zu bestatigen.

Mit freundlichen Gr0Ben,

Dear ladies and gentlemen,

I hereby resign from my office as CFO and as a member of the management board of Adtran Networks SE with immediate effect.

I kindly ask you to confirm the receipt of this declaration of resignation by countersigning it.

Yours sincerely,

18.05.2025

Datum/date

/s/ Ulrich Dopfer

Ulrich Dopfer

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Hiennit werden der Erhalt und die Kenntnisnahme der umseitigen Erklarung des Herm Ulrich Dopfer bestatigt, mit der er die Niederfegung seines Amtes als CFO und als Mitglied des Vorstands der Adtran Networks SE erklart hat.

The receipt and notice of the overleaf declaration of Mr. Ulrich Dopfer, by which he declared to resign from his office as CFO and as member of the management board of Acltran Networks SE, are herewith confirmed.

Fur den Aufsichtsrat der For the supervisory board of

Adtran Networks SE

Munchen/Munich

18.5.2025

Datum/date

/s/ Dr. Eduard Scheiterer

Unterschrift/signature